Exhibit 99.1

NEWS RELEASE

Glimcher Realty Trust

180 East Broad Street

Columbus, Ohio 43215

www.glimcher.com

INVESTORS:	MEDIA:
Lisa A. Indest	Karen Bailey
SVP, Finance and Accounting	Director, Corporate Communications
614.887.5844	614.887.5847
lindest@glimcher.com	kbailey@glimcher.com

FOR IMMEDIATE RELEASE

Thursday, June 6, 2013

GLIMCHER TO PURCHASE REMAINING INTEREST IN

WESTSHORE PLAZA AND SELL INTEREST IN LLOYD CENTER

COLUMBUS, OH – June 6, 2013 – Glimcher Realty Trust (NYSE: GRT), today announced plans to purchase the remaining interest in WestShore Plaza in Tampa, Florida from its joint venture partner and to sell the company’s 40% interest in Lloyd Center in Portland, Oregon. The transactions are expected to close within the next 60 days subject to customary closing conditions.

Currently, both properties are held in a joint venture in which Glimcher holds a 40% interest. The remaining 60% interest is held by an affiliate of Blackstone Real Estate Partners VI (“Blackstone”). Glimcher will purchase the 60% interest in WestShore Plaza for $111.8 million, by assuming Blackstone’s pro-rata share of the $119.6 million loan and for cash consideration paid to Blackstone of $40 million. The purchase price will be funded initially by a combination of the proceeds from the sale of Lloyd Center and availability on Glimcher’s credit facility.

In an unrelated transaction, Lloyd Center will be sold to two unaffiliated third parties. Glimcher’s share of net proceeds from the sale of Lloyd Center and four contiguous outparcels after repayment of the existing loan on the property will be approximately $28.4 million.

After these transactions close, the joint venture between Glimcher and Blackstone will no longer own any assets or real estate properties other than certain liquid assets to cover post-closing obligations related to the aforementioned transactions.

“Consistent with our long term growth plan, we are pleased to regain full ownership of WestShore Plaza. With sales in excess of $410 per square foot, the center continues to perform well and is positioned for additional growth. In addition to brands like H&M, Macy’s and Victoria’s Secret, the center offers one of the best restaurants line ups in the region, which research shows is increasingly important to our shopper,” stated Michael P. Glimcher, Chairman of the Board and CEO of Glimcher.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as outlet centers. Glimcher owns material interests in and manages 29 properties with total gross leasable area totaling approximately 21.6 million square feet.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series G, Series H, and Series I preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG”, “GRTPRH,” and “GRTPRI” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust.

Visit Glimcher at: www.glimcher.com

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